EXHIBIT 16.1

                        [Arthur Andersen LLP Letterhead]


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

April 10, 2002

Commissioners:

We have read Item 4 included in the Form 8-K dated April 10, 2002 of CryoLife, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP




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